Exhibit 99-B.8.170

FIRST AMENDMENT TO
FUND PARTICIPATION AGREEMENT

This Amendment, dated as of January 1, 2008, by and among ING Life Insurance and Annuity
Company (“ILIAC"), each registered investment company, or series thereof, executing this Amendment on its own behalf and on behalf of each of its classes of shares listed on Exhibit B, attached hereto, as may be amended from time to time (collectively, the “Funds”), Van Kampen Investor Services Inc. (the "Transfer
Agent") and Van Kampen Funds Inc. (the "Distributor"), modifies the Participation Agreement, dated as of
April 26, 2004, by and among ILIAC, the Transfer Agent and the Distributor (the “Agreement”). Capitalized
terms used, but not defined, herein shall have the same meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, pursuant to the Agreement, ILIAC provides certain sub-accounting, recordkeeping and other administrative services for the Contract owners or participants that invest in the Funds through the
Contracts, which in turn invest in the Funds through the Variable Annuity Accounts;

WHEREAS, the parties desire to add the Funds as parties to the Agreement;

WHEREAS, the parties desire to update the list of Funds and share classes available under the
Agreement for investment by the Contract owners or participants;

WHEREAS, the parties desire to increase the fees payable to ILIAC under the Agreement; and

WHEREAS, the parties desire to revise and update certain other information in the Agreement.

NOW THEREFORE, in consideration of their mutual promises, VKIS, VKFI and ILIAC agree to amend the Agreement, effective as of January 1, 2008, as follows:

1.	Addition of the Funds as Parties to the Agreement. Each Fund is hereinafter deemed a party to the Agreement.

2.	Available Funds and Share Classes. Exhibit B of the Agreement is hereby deleted, in its entirety, and replaced with new Exhibit B attached hereto.

3.	Increase in Fees / Revised and Additional Language Regarding Compensation.

(i) In the introductory clause of Section 6 of the Agreement, the phrase “the Distributor or

Transfer Agent shall pay” is hereby amended and restated as “the Distributor or the applicable Funds shall pay.”

(ii) In the first sentence of Section 6(a) of the Agreement, the phrase “shall not be the responsibility of the Distributor or the Transfer Agent” is hereby amended and restated as “shall not be the responsibility of the Distributor, the Transfer Agent or the Funds.”

(iii) In the third sentence of Section 6(a) of the Agreement, the phrase “Transfer Agent agrees to pay” is hereby amended and restated as “the applicable Funds agree to pay” and the amount “0.10% (0.025% quarterly)” is hereby amended and restated as “0.15% (0.0375% quarterly).”

(iv) The following sentence is hereby added at the end of Section 6(a) of the Agreement:

“Neither the Distributor nor the Transfer Agent shall be held responsible for any payments the Funds are authorized to make under this Agreement.”

4.	Address for Notices. The information provided for the parties to the Agreement in Section 14(b) of the Agreement is hereby deleted, in its entirety, and replaced with the following:

To ILIAC:

To the Transfer Agent:

With a copy to:

To the Distributor
or the Funds:

ING Life Insurance and Annuity Company
One Orange Way
Windsor, CT 06095-4774

Van Kampen Investor Services Inc.
Harborside Financial Center, Plaza Two
Jersey City, NJ 07311-3977
Attn: President

Van Kampen Investments Inc.
522 Fifth Avenue, 19th Floor
New York, NY 10036
Attn: General Counsel

Van Kampen Investments Inc.
522 Fifth Avenue, 19th Floor
New York, NY 10036
Attn: General Counsel

5.	Further Amendments. The modifications made by this Amendment shall apply to the Agreement only, and shall not be construed to modify any separate agreements between the parties.

6.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall continue to be in full force and effect without change.

7.	Miscellaneous. Any current supplemental fee arrangements between the Distributor, or an affiliate, and ILIAC (including, but not limited to, the separate letter agreement dated as of April 26, 2004, pursuant to which the Distributor paid a supplemental fee of 5 bps to ILIAC on Class A shares held by Accounts) are hereby terminated effective as of January 1, 2008.

8.	Headings. The headings of the sections or other subdivisions of this Amendment are for convenience of reference only and shall not affect the meaning, construction, operation or effect of the terms hereof or otherwise be considered in the interpretation of this Amendment or the Agreement.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which, taken together, will be deemed one and the same document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by duly authorized officers as of the date first above written.

ING LIFE INSURANCE AND ANNUITY COMPANY
By: /s/ Lisa S. Gilarde
Name: Lisa S. Gilarde
Title: Vice President
Date: November 3, 2008

VAN KAMPEN INVESTOR SERVICES INC.
By: /s/ Joseph Pollaro
Name:	Joseph Pollaro
Title:	Executive Director
Date: 11/13/08

VAN KAMPEN FUNDS INC.
By:/s/ Jerry Miller
Name:	Jerry Miller
Title:	President
Date: 12/9/08

ON BEHALF OF THE FUNDS:
By: /s/ Edward C. Wood III
Name:	Edward C. Wood III
As:	President
(title)
of each Fund listed on, or referenced in,
Exhibit A hereto, on behalf of each such Fund
Date: 12/08/08

EXHIBIT B

FUNDS PARTICIPATING

Available Funds:

The Agreement shall cover all Van Kampen Funds then available to new shareholders.

Available Share Classes:

Class A shares, Class I shares and Class R shares of the Funds shall be available to the Variable Annuity
Accounts and the related Contracts and Contract owners or participants under the Agreement.